EXHIBIT 5.1

David J. Segre +1 650 843 5335 dsegre@cooley.com
October 1, 2020
PagerDuty, Inc.
600 Townsend St., Suite 200
San Francisco, CA 94103
Ladies and Gentlemen:
We have acted as counsel to PagerDuty, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the sale of up to 153,882 shares of the Company’s Common Stock, par value $0.000005 per share (the “Shares”), upon the exercise of stock options outstanding under the Rundeck, Inc. 2017 Stock Option and Grant Plan, as amended (the “2017 Plan”), which options were assumed by the Company on October 1, 2020 pursuant to the terms of that certain Agreement and Plan of Reorganization by and among the Company, Reef Merger Sub I, Inc., Reef Merger Sub II, LLC, Rundeck, Inc., and Shareholder Representative Services LLC, as the Securityholder Representative (as defined therein), dated September 20, 2020.
In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the 2017 Plan and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2017 Plan, the Registration Statement, and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

EXHIBIT 5.1

October 1, 2020
Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, Cooley LLP

By:	/s/ David J. Segre
David J. Segre